UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 16, 2023

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-14174	Southern Company Gas	58-2210952
(A Georgia Corporation)
Ten Peachtree Place, NE
Atlanta, Georgia 30309
(404) 584-4000

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.
On November 16, 2023, the Illinois Commerce Commission (the “Illinois Commission”) voted on the general base rate case proceeding filed by Northern Illinois Gas Company (“Nicor Gas”), a wholly-owned subsidiary of Southern Company Gas, in January 2023. The Illinois Commission approved a $223 million annual base rate increase effective no later than December 1, 2023. The base rate increase was based on a return on equity of 9.51% and an equity ratio of 50.00%.
Additionally, the Illinois Commission disallowed $126.8 million of capital investments that have been completed or planned to be completed through December 31, 2024. This includes $30.9 million for the Qualifying Infrastructure Plan (“QIP”), together with the related return on investment, and $95.9 million for other transmission and distribution capital investments. Nicor Gas is analyzing the Illinois Commission’s order and expects to record a pre-tax charge to income in the fourth quarter of 2023 in the range of approximately $53 million to $62 million ($40 million to $47 million after tax) associated with the disallowances for capital investments that have been completed or plan to be completed through December 31, 2024.
Nicor Gas’ capital expenditures related to QIP under the Investing in Illinois program totaled $389 million, $408 million, $437 million, and $320 million in 2020, 2021, 2022, and year-to-date through September 30, 2023, respectively. The proceedings to review Nicor Gas’ QIP investments for 2020-2022 are pending before the Illinois Commission, including Nicor Gas’ testimony demonstrating that these additional investments in infrastructure are reasonable and prudently incurred. However, at this time, a schedule has not been established for other parties to file testimony in those proceedings. Any cost disallowances by the Illinois Commission in these pending cases could be material to the financial statements of Nicor Gas and Southern Company Gas.

Nicor Gas defends the previous and planned investments in infrastructure as prudently incurred and intends to request that the Illinois Commission grant rehearing on these topics, as well as on other issues determined in its November 16, 2023 decision. The ultimate outcome of this matter cannot be determined at this time.
Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this Current Report on Form 8-K is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning management’s expectations and projections regarding earnings and future results. Southern Company Gas cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company Gas; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company Gas’ Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory changes, including tax, environmental and other laws to which Southern Company Gas is subject, as well as changes in application of existing laws and regulations; current and future litigation or regulatory investigations, proceedings, or inquiries; the ability to complete necessary or desirable pipeline expansion or infrastructure projects, limits on pipeline capacity, public and policymaker support for such projects, and operational interruptions to natural gas distribution and transmission activities; state and federal rate regulations and the impact of pending and future rate cases and negotiations; the ability to successfully operate Southern Company Gas’ natural distribution and storage facilities and the successful performance of necessary corporate functions; the inherent risk involved in transporting and storing natural gas; the direct or indirect effect on Southern Company Gas' business resulting from cyber intrusion or physical attack and the threat of cyber and physical attacks; catastrophic events such as fires, earthquakes, explosions, floods, tornadoes, hurricanes and other storms, droughts, pandemic health events, political unrest, wars or other similar occurrences; the potential effects of COVID-19; and the direct or indirect effects on Southern Company Gas' business resulting from incidents affecting the U.S. electric grid or operation of generating or storage resources. Southern Company Gas expressly disclaims any obligation to update any forward–looking information.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2023	SOUTHERN COMPANY GAS

	By:	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary